Exhibit 99.1
MERCANTILE BANCORP ANTICIPATES GAIN
ON EQUITY INVESTMENT IN FIRST CHARTER
Declares Regular Quarterly Dividend; Payable in September
Quincy Illinois, August 22, 2007 — Mercantile Bancorp, Inc. (AMEX: MBR) announced today that the acquisition of First Charter Corporation (Nasdaq: FCTR) by Fifth Third Bancorp (Nasdaq: FITB) will have a positive financial impact for Mercantile. The company owns 164,012 shares of First Charter Corporation, received from the sale of its stake in GBC Bancorp, Inc. in November 2006, when First Charter acquired GBC. Mercantile received cash and First Charter stock in that transaction.
Based on the terms disclosed by Fifth Third and First Charter, shareholders will receive $31 per share. For Mercantile, this would represent more than a $1 million gain on its $4 million First Charter investment. Fifth Third says it will pay First Charter shareholders using 70% Fifth Third common stock and 30% cash. Fifth Third expects the sale to close in first quarter 2008.
Mercantile’s growth strategy includes making equity investments in startup community banks. Several of these investments have resulted in significant gains when Mercantile sold the equities or the banks were acquired.
“Our initial investment in GBC Bancorp as a startup has paid off handsomely,” said Ted T. Awerkamp, president and CEO. “Over the years, our equity investments in startup community banks have generated some significant gains, although we commit only a small percentage of our total assets to these equity investments. Our relationships with these small, fast-growing banks also drive new business opportunities for both sides. Mercantile is frequently their first call when they have a lending opportunity that exceeds their maximum loan limit, which is usually $3 million to $5 million compared with our $35 million limit. It’s a win-win situation, broadening their lending opportunities and enabling us to expand our loan portfolio.”
The Company also announced today that its board of directors declared a quarterly cash dividend of 9 cents per share at its regular meeting on August 21, 2007. The dividend is payable on September 15, 2007 to shareholders of record at the close of business on September 1, 2007.
This dividend represents the seventh consecutive quarterly payment since the change in the Company’s policy that increased the quarterly dividend amount and eliminated the practice of paying a special year-end dividend, and the third payment at the current quarterly rate of 9 cents per share. Mercantile also noted that it has increased its dividend rate twice since the new policy went into effect. The board of directors considers the matter of dividends on a quarterly basis based on its assessment of the Company’s financial performance.
About Mercantile Bancorp
Mercantile Bancorp, Inc. is a Quincy, Illinois-based bank holding company with majority-owned subsidiaries consisting of three banks in Illinois, two banks in Missouri and one bank in each of

Kansas and Florida. Mercantile offers a full range of commercial and consumer banking products and services, and has a thriving business in trust services, asset management, and financial services such as brokerage capabilities. To provide opportunities for equity gains and also lending opportunities for the banks in its consolidated group, Mercantile has minority investments in eleven community banks in Missouri, Georgia, Florida, Colorado, California, North Carolina and Tennessee. Further information is available on the company’s website at www.mercbanx.com.
Forward-Looking Statements
This release contains information and “forward-looking statements” that relate to matters that are not historical facts and which are usually preceded by the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. These forward-looking statements are subject to significant risks, assumptions and uncertainties. Because of these and other uncertainties, our actual results may be materially different from those described in these forward-looking statements. The forward-looking statements in this release speak only as of the date of the release, and we do not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.
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